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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
FOG CUTTER CAPITAL GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1410 SW Jefferson Street
Portland, OR 97201-2548

April 30, 2003
Dear Stockholder:

        You are cordially invited to the 2003 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., to be held on May 28, 2003 at 10:00 a.m. Eastern Time at Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, NY 10103.

        At the meeting, you will be asked to elect seven directors to the Board of Directors of the Company and ratify the appointment of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2003.

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is enclosed. I hope you will read it carefully. Also enclosed with this letter is a proxy authorizing officers of the Company to vote your shares for you if you do not attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting, I urge you to complete your proxy and return it in the enclosed addressed, postage-paid envelope, as a quorum of the stockholders must be present at the Annual Meeting, either in person or by proxy.

        I would appreciate your immediate attention to the mailing of this proxy.

                      Yours truly,

                      /s/ Andrew A. Wiederhorn

                      Andrew A. Wiederhorn
                       Chairman and Chief Executive Officer

FOG CUTTER CAPITAL GROUP INC. • P.O. Box 2665 • Portland, OR 97208-2665
1410 SW Jefferson Street, Portland, OR 97201-2548 • Phone 503-721-6500 • Email: info@fccgi.com • Traded on the NASDAQ as: FCCG

1410 SW Jefferson Street
Portland, OR 97201-2548

NOTICE OF ANNUAL MEETING

        The 2003 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., a Maryland corporation, will be held on May 28, 2003 at 10:00 a.m. Eastern Time at Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, NY 10103 for the following purposes:

        1.    to elect seven directors to the Board of Directors of the Company to serve until the 2004 Annual Meeting of Stockholders or until their successors are elected and qualified;

        2.    to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 2003; and

        3.    to transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

        The Board of Directors has fixed the close of business on April 17, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

        It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. The proxy is revocable at any time prior to its use.

                      By Order of the Board of Directors,

                      /s/ R. Scott Stevenson

                      R. Scott Stevenson
                      Chief Financial Officer

FOG CUTTER CAPITAL GROUP INC. • P.O. Box 2665 • Portland, OR 97208-2665
1410 SW Jefferson Street, Portland, OR 97201-2548 • Phone 503-721-6500 • Email: info@fccgi.com • Traded on the NASDAQ as: FCCG

FOG CUTTER CAPITAL GROUP INC.
1410 SW JEFFERSON STREET
PORTLAND, OR 97201-2548

ANNUAL MEETING OF STOCKHOLDERS
MAY 28, 2003

PROXY STATEMENT

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

        The accompanying proxy is solicited by the Board of Directors of Fog Cutter Capital Group Inc., a Maryland corporation (the "Company"), for use at the 2003 Annual Meeting of Stockholders to be held at Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, NY 10103, on May 28, 2003, at 10:00 a.m. Eastern Time, and at any and all adjournments thereof (the "Annual Meeting"). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors' recommendations.

        This proxy statement and accompanying proxy were first sent to stockholders on or about April 30, 2003.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Secretary) a written notice of revocation on a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

        Only stockholders of record at the close of business on April 17, 2003 are entitled to vote at the Annual Meeting. Each outstanding share of common stock, par value $.0001 per share ("Common Stock") of the Company is entitled to one vote. The holders of a majority of the votes entitled to be cast whether present in person or by proxy shall constitute a quorum for purposes of the Annual Meeting. On the record date, there were 8,495,300 shares of Common Stock outstanding.

        The Company will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Expenses for the solicitation are estimated to be approximately $5,000, plus other reasonable expenses.

        At the Annual Meeting, stockholders will vote on the election of directors (Proposal 1) and the ratification of the selection of independent accountants (Proposal 2).

        Stockholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. Under the Maryland General Corporation Law ("MGCL"), any corporate action, other than the election of directors, must be authorized by a majority of the votes entitled to be cast on the matter, except as otherwise required by the MGCL or the Company's Articles of Incorporation with respect to a specific proposal. With regard to the election of directors, if a quorum is present, then the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

        Abstentions may be specified on all proposals except the elections of directors and will be counted as present for the purposes of the proposal for which the abstention is noted. For purposes of determining whether a proposal has received a majority of the votes cast, where a stockholder abstains from voting, those shares will be counted against the proposal.

        The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member.

VOTING SECURITIES AND PRINCIPAL HOLDERS

        As of March 31, 2003, the Company had outstanding 8,484,200 shares of Common Stock, which are the only outstanding voting securities of the Company.

        The following table sets forth, as of March 31, 2003, the beneficial ownership of Common Stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer of the Company named in the Summary Compensation Table of this proxy statement and (iv) directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Andrew A. Wiederhorn	2,685,411	(3)	30.0%
Tiffany A. Wiederhorn	2,685,411	(4)	30.0
TTMM, L.P.	951,709	(5)	11.2
Clarence B. Coleman and Joan F. Coleman	935,089	(6)	11.0
Donald J. Berchtold	597,292	(7)	7.0
Robert G. Rosen	590,745	(8)	6.8
Richard Terrell	562,100	(9)	6.6
Patrick Terrell.	470,000	(10)	5.5
Jordan D. Schnitzer	448,635		5.3
Lawrence Mendelsohn	175,000	(11)	2.0
Don H. Coleman.	41,008	(12)	*
Christopher T. DeWolfe	25,000		*
R. Scott Stevenson.	8,675	(13)	*
Matthew Green.	7,500	(14)	*
David Dale-Johnson.	7,008	(15)	*
K. Kenneth Kotler.	6,000	(16)	*
M. Ray Mathis.	5,000	(17)	*
All executive officers and directors as a group (10 persons)	3,128,102	(18)	33.5%

(1)
The address for each stockholder is c/o Fog Cutter Capital Group Inc., 1410 SW Jefferson Street, Portland, Oregon 97201-2548.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants exercisable within 60 days of March 31, 2003 are deemed outstanding for computing the percentage beneficially owned by the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by such stockholder.

(3)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Includes 643,755 shares of Common Stock owned by Mr. Wiederhorn's spouse, Tiffany Wiederhorn, 951,709 shares of Common Stock owned by TTMM, L.P. (a partnership controlled by Mr. Wiederhorn's spouse) and 13,826 shares of Common Stock owned by W.M. Starlight Investments, LLC (of which Mr. Wiederhorn's spouse is the manager and majority owner). Mr. Wiederhorn shares voting power and may be deemed to share investment power with respect to the shares of Common Stock owned by such persons and may be deemed to be the beneficial owner of all such shares. Mr. Wiederhorn disclaims beneficial ownership of such shares. Also includes 52,000 shares of Common Stock outstanding and 472,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable held directly by

  Mr. Wiederhorn, over which Mr. Wiederhorn shares voting power with Ms. Wiederhorn and has sole investment power. Also includes 423,245 shares of Common Stock over which Mr. Wiederhorn shares voting power pursuant to the Rosen Agreement described under "Put Option Agreements—Rosen Agreement" immediately below. Mr. Wiederhorn may be deemed to be the beneficial owner of such shares. Mr. Wiederhorn disclaims beneficial ownership of such shares. Also includes an aggregate of 128,376 shares of Common Stock owned by Mr. and Ms. Wiederhorn's minor children. While such shares are held in custody for the benefit of such minor children pursuant to arrangements that do not give Mr. Wiederhorn any voting or investment power over such shares, Mr. Wiederhorn may be deemed to share voting and/or investment power with respect to such shares of Common Stock and may be deemed to be the beneficial owner of such shares. Mr. Wiederhorn disclaims beneficial ownership of such shares. Excludes 112,500 shares of Common Stock which were allocated to Mr. Wiederhorn by a Long Term Vesting Trust established for the benefit of certain employees and directors of the Company (the "Trust") but which will not have vested or be deliverable to Mr. Wiederhorn within 60 days of March 31, 2003. Excludes the remaining 512,500 shares of Common Stock held in the Trust which have been allocated to other employees or directors or have not been allocated. Although Mr. Wiederhorn acts as a trustee for the Trust, he does not have any beneficial ownership, voting power or investment power over the shares of Common Stock remaining in the Trust or allocated to other employees or directors.

(4)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Includes an aggregate of 524,500 shares of Common Stock beneficially owned by Andrew A. Wiederhorn, including 472,500 shares which are issuable to Mr. Wiederhorn upon the exercise of outstanding options currently exercisable, 951,709 shares of Common Stock owned by TTMM, L.P. and 13,826 shares of Common Stock W.M. Starlight Investments, LLC. Ms. Wiederhorn shares voting power and may be deemed to share investment power with respect to the shares of Common Stock owned by such persons and may be deemed to be the beneficial owner of all such shares. Ms. Wiederhorn disclaims beneficial ownership of such shares of Common Stock. Also includes 423,245 shares of Common Stock over which Ms. Wiederhorn may be deemed to share voting power pursuant to the Rosen Agreement described under "Put Option Agreements—Rosen Agreement" immediately below. Ms. Wiederhorn may be deemed to be the beneficial owner of such shares. Ms. Wiederhorn disclaims beneficial ownership of such shares. Also includes 128,376 shares of Common Stock owned by Mr. and Ms. Wiederhorn's minor children. While such shares are held in custody for the benefit of such minor children pursuant to arrangements that do not give Ms. Wiederhorn any voting or investment power over such shares, Ms. Wiederhorn may be deemed to share voting and/or investment power over such shares of Common Stock and may be deemed to be the beneficial owner of such shares. Ms. Wiederhorn disclaims beneficial ownership of such shares.

(5)
TTMM, L.P. shares voting power with Andrew Wiederhorn and Tiffany Wiederhorn over such shares.

(6)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended.

(7)
Includes 7,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable. Also includes 134,636 shares of Common Stock held by Mr. Berchtold as trustee for certain minor children, over which Mr. Berchtold may be deemed to share voting and investment power. Mr. Berchtold disclaims beneficial ownership of such shares. Also includes 382,170 shares of Common Stock owned by an entity which is managed by Mr. Berchtold. Mr. Berchtold may be deemed to share voting and/or investment power over such shares. Mr. Berchtold disclaims beneficial ownership of such shares. Also includes 2,462 shares of Common Stock held by Mr. Berchtold's spouse, and 1,984 shares of Common Stock held by Mr. Berchtold's wife as trustee for certain minor children, over which Mr. Berchtold may be deemed to share voting and investment power. Mr. Berchtold disclaims beneficial ownership of such shares. Excludes 5,000 shares of Common Stock which were allocated to Mr. Berchtold by the Trust but which will not have vested or be deliverable to Mr. Berchtold within 60 days of March 31, 2003.

(8)
Includes 167,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(9)
Based upon information obtained from a Schedule 13G filed with the Securities and Exchange Commission. Consists of (i) 537,600 shares of Common Stock held directly by Mr. Richard Terrell, (ii) 9,500 shares of Common Stock held by a trust, of which Mr. Terrell is trustee, for Kimberly Terrell, a minor child, of which shares Mr. Terrell disclaims beneficial ownership, and (iii) 15,000 shares of Common Stock held by a trust, of which Mr. Terrell is trustee, for Meagan Terrell, a minor child, of which shares Mr. Terrell disclaims beneficial ownership.

(10)
Mr. Patrick Terrell may be deemed to share voting and investment power over such shares with his spouse.

(11)
Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission, as amended. Includes 175,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable. Mr. Mendelsohn was originally granted options to purchase 350,000 shares of Common Stock as the President of the Company. On August 30, 2002, Mr. Mendelsohn resigned as the President (and also resigned from his position as a director). Upon such resignation, Mr. Mendelsohn's options to purchase 175,000 shares of Common Stock terminated, leaving him with options to purchase 175,000 shares of Common Stock. Excludes 525,000 shares of Common Stock held in the Trust. Mr. Mendelsohn resigned as a trustee of the Trust and no shares have been granted or allocated by the Trust to Mr. Mendelsohn. Mr. Mendelsohn is no longer eligible for grants under the terms of the Trust. Although Mr. Mendelsohn acted as a trustee for the Trust, he did not and does not have any beneficial ownership, voting power or investment power with respect to the 625,000 shares of Common Stock in the Trust.

(12)
Includes 500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(13)
Includes 7,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(14)
Consists of 7,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(15)
Includes 6,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(16)
Includes 1,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(17)
Consists of 5,000 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

(18)
Includes 842,500 shares of Common Stock issuable upon the exercise of outstanding options currently exercisable.

*
Less than one percent.

Put Option Agreements

        Rosen Agreement    On January 28, 2002, Andrew A. Wiederhorn entered into a Stock Option and Voting Agreement (the "Rosen Agreement") by and among Andrew A. Wiederhorn, Robert G. Rosen and Valerie Rosen, as joint tenant with Robert G. Rosen (Valerie Rosen, together with Robert G. Rosen, the "Rosen Agreement Stockholders"), Robert G. Rosen, as Agent for the Rosen Agreement Stockholders, and Tiffany Wiederhorn solely with respect to certain payment obligations. The Rosen Agreement grants Mr. Wiederhorn the right to vote or direct the vote of all of the shares held by each such Rosen Agreement Stockholder, which number 423,245 in the aggregate (the "Rosen Shares"). The Rosen Agreement allows Mr. Wiederhorn to direct the voting of the Rosen Shares at his discretion at any annual and special meetings of the stockholders of the Company and in written consents of stockholders in lieu of a meeting of stockholders. In exchange for the voting rights over the Common Stock held by the Rosen Agreement Stockholders, Mr. Wiederhorn granted each Rosen Agreement Stockholder a Put Option (as defined in the Rosen Agreement) whereupon each Rosen Agreement Stockholder may require Mr. Wiederhorn to purchase such Rosen Agreement Stockholder's shares in a specified time period at a price determined from the book value of the Company at the month end prior to the time of exercise of the Put Option.

        Wiederhorn Assignment and Voting Agreement    Pursuant to an Assignment and Voting Agreement, dated as of February 20, 2002 (the "Wiederhorn Assignment and Voting Agreement"), by and among Tiffany Wiederhorn, TTMM, L.P. and WM Starlight Investments, LLC (collectively, the "Tiffany Wiederhorn Entities") and Mr. Wiederhorn. Pursuant to the Wiederhorn Assignment and Voting Agreement, the Tiffany Wiederhorn Entities agreed to vote their Common Stock in the manner specified by Mr. Wiederhorn during the term of the Wiederhorn Assignment and Voting Agreement (up to five years).

        The foregoing summaries of the Rosen Agreement and the Wiederhorn Assignment and Voting Agreement are qualified in their entirety by reference to such agreements, which were filed as exhibits to Schedules 13D, as amended, filed with the Securities and Exchange Commission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        At the Annual Meeting, the stockholders will elect seven directors to the Board of Directors of the Company, each to serve until the 2004 Annual Meeting of Stockholders or until their successors are elected and qualified. If a nominee is unable or unwilling to serve, the shares to be voted for such nominee that are represented by proxies will be voted for any substitute nominee designated by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

        The affirmative vote of a plurality of the shares of Common Stock entitled to vote on the election of directors is required to elect a nominee. The Board of Directors recommends a vote IN FAVOR of the nominees for director listed below. If not otherwise specified, proxies will be voted IN FAVOR of the nominees for director listed below.

        The names of the nominees, their ages as of March 31, 2003, and other information about them is set forth below:

Name of Nominee	Position	Age
Andrew A. Wiederhorn	Chairman of the Board, Chief Executive Officer, Treasurer and Secretary	37
Robert G. Rosen	President and Director	37
Don H. Coleman	Director	64
David Dale-Johnson	Director	55
K. Kenneth Kotler	Director	50
Christopher T. DeWolfe	Director	37
M. Ray Mathis	Director	63

        Mr. Wiederhorn has been the Chairman of the Board of Directors and Chief Executive Officer, the Treasurer and the Secretary of the Company since its formation. Until August 1999, Mr. Wiederhorn was also the Chairman of the Board of Directors, Chief Executive Officer, Secretary, Treasurer and a director for Wilshire Financial Services Group Inc. ("WFSG"). In 1987, Mr. Wiederhorn founded Wilshire Credit Corporation ("WCC"), and served as the Chief Executive Officer of WCC and certain of its affiliates until August 1999. Mr. Wiederhorn received a B.S. degree in Business Administration from the University of Southern California. Mr. Wiederhorn is the son-in-law of Donald Berchtold, a Senior Vice-President of the Company.

        Mr. Rosen has been the President of the Company since December 2002 and has been a director of the Company since September 2002. From October 1999 to December 2002, Mr. Rosen was an Executive Vice President of the Company. From November 1997 until October 1999, Mr. Rosen was Senior Vice President, Asset Securitization and Capital Markets for WFSG. Mr. Rosen was the Vice President of Securitization at BTM Capital Corp., a wholly-owned subsidiary of the Bank of Tokyo-Mitsubishi, Ltd., from March 1997 until October 1997. From January 1995 until March 1997, Mr. Rosen was a director of Black Diamond Advisors, Inc., a firm specializing in securitization and capital markets needs of finance companies. From January 1994 to January 1995, Mr. Rosen was with Kidder Peabody and Co. in the Asset-Backed Securitization Group.

        Mr. Coleman has been a director of the Company since October 2001. Mr. Coleman has also been the Chief Operating Officer of Eagle Telephonic Inc. ("Eagle"), a designer and manufacturer of telephonic switches, since January 2000. From 1992 to 1998, Mr. Coleman was a Vice President of

International Communication Technologies Inc., a founder of and partner in several private telephone service provider companies in foreign countries, and a significant investor in Eagle. Mr. Coleman has also been a director of Aster Telesolutions, Inc., a privately-held telephone systems engineering company, since 2000. Mr. Coleman was a director of WFSG from 1996 until 1999, and a director of First Bank of Beverly Hills, FSB ("FBBH") from 1993 until 1999. Mr. Coleman holds B.A. and M.B.A. degrees from Stanford University.

        Mr. Dale-Johnson has been a director of the Company since October 2001. Mr. Dale-Johnson is a professor, and the Director of the Program in Real Estate, at the Marshall School of Business, University of Southern California, at which Mr. Dale-Johnson has held various teaching, researching and administrative positions since 1979. Mr. Dale-Johnson is also a director of LECG, Inc., a litigation-consulting firm for which he has served as an expert in real estate economics and finance since August 2001. Prior to August 2001, Mr. Dale-Johnson was a Senior Consultant for Economic Analysis LLC, a litigation-consulting firm. Mr. Dale-Johnson was a director of WFSG from 1996 until 1999, and a director of FBBH from 1993 until 1999. Mr. Dale-Johnson is also Chairman, a director and member of the executive committee of CCEO, Inc., a charitable organization involved in housing rehabilitation and training of at-risk youth.

        Mr. Kotler has been a director of the Company since October 2001. Mr. Kotler is a lawyer and was admitted to the California bar in 1978. Mr. Kotler has been a sole practitioner since July of 1991, with a practice focusing on commercial collection matters. From 1994 to 1999, Mr. Kotler was a member of the boards of directors of FBBH and Girard Savings Bank, FSB, a predecessor to FBBH.

        Mr. DeWolfe has been a director of the Company since November 2002. Mr. DeWolfe has been the President of eUniverse, Inc., an operator of entertainment-related web sites, since October 2002. Mr. DeWolfe was the Chief Executive Officer and founder of ResponseBase LLC, an Internet direct marketing company, from June 2001 to October, 2002. From October 1999 to March 2001, Mr. DeWolfe was the Vice President of Marketing at Xdrive Technologies, Inc., a provider of software and service for presenting, storing and sharing of information via the Internet. From July 1997 to October 1999, Mr. DeWolfe was the Vice President of Marketing of FBBH. Mr. DeWolfe holds a B.A. in Finance from the University of Washington and an M.B.A. in Marketing from the University of Southern California.

        Mr. Mathis has been a director of the Company since January 2003. Mr. Mathis was the Executive Director for the Portland Oregon Citizens Crime Commission, an advocate for business to reduce crime in the community, from 1994 to 2002. Mr. Mathis began his career in public safety and served over 20 years as a special agent for the FBI, including serving as a branch chief for NATO from 1986 to 1989. He was the European systems director of security for Pan American Airlines from 1989 to 1990. He is the former president of Alert Management Systems, whose 2,200 employees provided security services at airports in the United States and Europe. Mr. Mathis holds a BBA degree from the University of Texas at Austin.

  Involvement in Certain Legal Proceedings

        Until August 1999, Mr. Wiederhorn was the Chief Executive Officer and Chairman of the Board of WFSG. Until October 1999, Mr. Rosen was Senior Vice President of WFSG. Mr. Coleman and Mr. Dale-Johnson were directors of WFSG until July 1999. In order to address liquidity concerns and to improve WFSG's financial condition, WFSG and an unofficial committee of holders of a majority of WFSG's outstanding publicly issued notes agreed to a restructuring of WFSG. In connection with the restructuring, WFSG filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Federal Court of Wilmington, Delaware on March 3, 1999. On April 12, 1999, the bankruptcy court approved the restructuring plan. On June 10, 1999, the plan became effective.

  Meetings and Committees of the Board of Directors

        During the year ended December 31, 2002, the Board of Directors met and took action by unanimous written consent on twenty-three occasions, and no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he serves. The Board of Directors has an Audit Committee and a Compensation Committee. There is currently no standing nominating committee.

        The Audit Committee consists of Don H. Coleman, David Dale-Johnson, K. Kenneth Kotler, Christopher T. DeWolfe and M. Ray Mathis, five non-employee directors, and met three times during the year ended December 31, 2002. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

        The Compensation Committee consists of Don H. Coleman, David Dale-Johnson and K. Kenneth Kotler, three non-employee directors and met two times during the year ended December 31, 2002. The Compensation Committee's functions are to establish and administer the Company's policies regarding compensation. The Compensation Committee also administers the Company's Incentive Stock Option Plan (the "Stock Plan").

  Director Compensation

        From January 1, 2002 to April 1, 2002, each non-employee director was paid an annual director's fee equal to $12,000 and from January 1, 2002 to April 1, 2002, each non-employee director was paid an annual committee fee of $12,000 for their participation on one or more Company committees, such as the Audit or Compensation Committee. Effective as of April 1, 2002, each non-employee director is paid an annual director's fee of $24,000 annually and each non-employee director is paid an annual committee fee of $24,000 for their participation on one or more Company committees, such as the Audit or Compensation Committee. In addition, on the last day of each calendar quarter, each non-employee director receives a non-statutory stock option for 1,500 shares of Common Stock at an exercise price equal to 110% of the fair market value of the Common Stock on that day. Such grants vest one-third on each of the first three anniversaries of the grant date and expire on the tenth anniversary of the grant date.

PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent accountants, to examine the financial statements of the Company for the year ending December 31, 2003, and to perform other appropriate accounting services.

        The aggregate fees billed to the Company for the fiscal years ended December 31, 2002 and 2001 by Ernst & Young LLP, the Company's principal accounting firm, are as follows:

	December 31,
	2002	2001
	(in thousands)
Audit Fees	$203	$161
Audit Related Fees	$4	$0
Tax Fees	$262	$112
All Other Fees	$0	$0

        Audit Committee Pre-Approval Policies and Procedures.    The Audit Committee reviews the independence of the Company's auditors on an annual basis and has determined that Ernst & Young, LLP is independent. In addition, the Audit Committee pre-approves all work and fees which are performed by the Company's independent auditors.

        Representatives of the firm will not attend the Annual Meeting and will not have the opportunity to make a statement at the Annual Meeting. They will be available by telephone conference to respond to appropriate questions.

        The affirmative vote of a majority of the shares of Common Stock entitled to vote is required to ratify the appointment of Ernst & Young LLP. The Board of Directors recommends a vote IN FAVOR of the ratification of its appointment of Ernst & Young LLP as independent accountants. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the total compensation paid or accrued by the Company for services rendered during the years ended December 31, 2002, 2001 and 2000 to the Chief Executive Officer of the Company, and to each of the three other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 2002 exceeded $100,000, and to one former executive officer (the "Named Executive Officers"). No other executive officers of the Company had total cash compensation in excess of $100,000 for the year ended December 31, 2002.

Long-Term Compensation
Actual Compensation
Name and Principal Position						Stock Restricted Awards($)(3)	Securities Underlying Options/SARs (#)
	Year	Salary($)(1)		Bonus($)(2)
Andrew A. Wiederhorn Chairman, Chief Executive Officer, Secretary and Treasurer	2002 2001 2000	$ $ $	350,140 794,278 393,750	$ $ $	1,500,000 750,000 345,921	$340,987.50 — —	— — —
Robert G. Rosen President	2002 2001 2000	$ $ $	281,091 257,819 254,808	$ $ $	2,261,117 2,043,004 841,250	$151,550.00 — —	— — —
R. Scott Stevenson Senior Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	188,026 156,545 150,000	$ $ $	160,000 100,000 50,000	$75,775.00 — —	50,000 — —
Matthew Green Vice President	2002 2001 2000	$ $ $	158,621 172,361 167,900	$ $ $	150,000 140,000 50,000	$15,155.00 — —	— — —
Lawrence A. Mendelsohn Former President(4)	2002 2001 2000	$ $ $	251,869 536,554 321,875	$ $	— 500,000 208,845	— — —	— — —

(1)
Salary amounts include payments for unused vacation time and other sundry benefits.

(2)
At December 31, 2002, bonuses were accrued but unpaid in the amount of $1.5 million for Mr. Wiederhorn and $0.2 million for Mr. Rosen. At December 31, 2001, bonuses were accrued but unpaid in the amount of $0.8 million for Mr. Wiederhorn, $0.5 million for Mr. Mendelsohn, and $1.1 million for Mr. Rosen.

(3)
Determined by multiplying the number of shares of restricted stock awarded by the closing market price of the Common Stock on the date of award. The shares of restricted stock shown are allocations under the Trust. The Trust allocations vest on the fifth anniversary of the date of award on the condition that the employee has been continually employed by the Company since the date of award. Trust allocations were awarded in the fiscal year ended December 31, 2002 in the following amounts of shares: Mr. Wiederhorn—112,500; Mr. Rosen—50,000; Mr. Stevenson—25,000; and Mr. Green—5,000. The value of such Trust allocations held as of December 31, 2002, calculated by multiplying the number of shares held at December 31, 2002 by the closing market price of the Common Stock at December 31, 2002, was as follows: Mr. Wiederhorn—$414,000.00; Mr. Rosen—$184,000.00; Mr. Stevenson—$92,000.00; and Mr. Green—$18,400.00.

(4)
Mr. Mendelsohn's employment with the Company ended on August 30, 2002. He did not receive any severance pay. Mr. Mendelsohn was originally granted options to purchase 350,000 shares of Common Stock. Options to purchase 175,000 shares of Common Stock were terminated when his employment with the Company ended, leaving him with options to purchase 175,000 shares of Common Stock.

Options Granted In the Year Ended December 31, 2002

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)(3)
		Percent of Total Options Granted to Employees in Fiscal Year (1)
	Number of Securities Underlying Options Granted
			Exercise of Base Price $/Share	Expiration Date
					5%	10%
R. Scott Stevenson	50,000	100%	$4.53	August 29, 2012	$25,000	$174,000

(1)
Based on an aggregate of 50,000 options granted to employees of the Company for the year ended December 31, 2002.

(2)
Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term.

(3)
The assumed 5% and 10% rates of stock price appreciations are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

Aggregated Option Exercises In the Year Ended December 31, 2002 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options Held at December 31, 2002 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2002 Exercisable/Unexercisable
Andrew A. Wiederhorn	None	None	472,500/157,500	$0/$0
Lawrence A. Mendelsohn	None	None	175,000/175,000	$0/$0
Robert G. Rosen	None	None	167,500/52,500	$0/$0
Matthew Green	None	None	7,500/2,500	$0/$0
R. Scott Stevenson	None	None	7,500/52,500	$0/$0

Equity Compensation Plan Information

        The information presented in the table below is as of December 31, 2002.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	$1,239,000	$4.67	$2,242,500
Equity compensation plans not approved by security holders(1)	285,500	N/A	339,500

Total	$1,524,500	$3.80	$2,582,000

(1)
In the fourth quarter of 2000, the Company established the Trust, which purchased 525,000 shares of the Company's Common Stock from an unrelated stockholder. The Company's contribution to the Trust of approximately $1.3 million was included in the Company's compensation expenses. In December 2002, the Trust purchased an additional 100,000 shares of the Company's Common Stock from an unrelated stockholder. Retained earnings from the Trust were used to fund the December 2002 purchase. The Trust was established for the benefit of the Company's employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company's stockholders.

  Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company's employees. An employee will not have any rights with respect to any shares allocated to him unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares. Prior to the completion of the vesting period, the trustees will vote the shares ratably with ballots cast by all other stockholders. Upon the employee's completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

  As of December 31, 2002, the trustees had allocated 285,500 shares to the Company's employees or directors.

Employment Agreements

        The Company entered into amended and restated employment agreements with Andrew A. Wiederhorn (as Chief Executive Officer), Lawrence A. Mendelsohn (as President), and Robert G. Rosen (as Executive Vice President) (each an "Executive" and collectively, the "Executives") during the fourth quarter of 2001. On August 30, 2002, Mr. Mendelsohn resigned as President.

        The employment agreement with Mr. Wiederhorn was amended and restated effective December 31, 2001. Such employment agreement provides for an initial three-year term commencing October 1, 2000, which is automatically renewable for successive two-year terms unless either party gives written notice of termination to the other at least 90 days prior to the expiration of the then-current employment term. The Company has not given to nor received from Mr. Wiederhorn any written notice of termination as of the date of this proxy statement.

        Effective December 31, 2001, the employment agreements provide for an annual base salary of $250,000 each for Mr. Wiederhorn and Mr. Mendelsohn (which may be increased, but not decreased, by the Compensation Committee of the Board of Directors). In addition, Mr. Wiederhorn and Mr. Mendelsohn were paid a bonus during the first quarter of 2002 of $750,000 and $500,000 respectively for services performed in the year ended December 31, 2001. The Company applied Mr. Mendelsohn's bonus to repay amounts outstanding pursuant to certain bonus advances made by the Company to Mr. Mendelsohn during the twelve-month period commencing on October 1, 2000 and ending on September 30, 2001, which at December 31, 2001 amounted to $492,000. The Compensation Committee may award other compensation from time to time as it deems appropriate and reasonable.

        The employment agreement with Mr. Rosen was amended and restated effective October 1, 2001. The employment agreement provides for an initial twelve month term commencing October 1, 2001 and has been extended until June 30, 2003. The Company is currently discussing with Mr. Rosen terms for extending the agreement further. The employment agreement provides for an annual salary for Mr. Rosen of $250,000 (which may be increased, but not decreased, by the Compensation Committee of the Board of Directors). In addition, if (i) the Company sells its interest in the BSMSI Class B4, BSSP 2000-3 Class B and BSSP 2000-5 Classes B1, B2 and B3 for total net proceeds of at least $20.65 million, Mr. Rosen will be entitled to a bonus payment equal to $350,000 plus 10% of the excess of net proceeds over $20.65 million, and (ii) if the Company sells its interest in the Cityscape Series 1997-A Class R1, Cityscape Series 1997-B Class R and Cityscape Series 1997-C Classes RI and RII for total net proceeds of at least $1.5 million, Mr. Rosen will be entitled to a bonus payment equal to 2% of the Cityscape net proceeds. As a result of the sale of certain of such securities during 2002,

Mr. Rosen earned aggregate bonuses of $2.3 million in during 2002. In December 2002, the Company paid Mr. Rosen $1.1 million of deferred compensation owed to Mr. Rosen. The Company offset $831,000 of such deferred compensation against a stock purchase loan outstanding from the Company to Mr. Rosen, and the Company paid the remaining $269,000 of deferred compensation to Mr. Rosen in cash. That stock purchase loan is discussed in more detail in "Certain Relationships and Related Transactions—Stock Purchase Loans to Officers."

        The employment agreements also provide that the Executives may participate in the Company's Stock Plan.

        The employment agreements provide that during the employment term and thereafter, the Company will indemnify the Executives to the fullest extent permitted by law, in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise.

        Mr. Wiederhorn may terminate his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs) (capitalized terms as defined in the employment agreement of Mr. Wiederhorn). If Mr. Wiederhorn terminates his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), or if Mr. Wiederhorn is terminated by the Company without Cause or the employment agreement is not renewed in accordance with the employment agreement, Mr. Wiederhorn will be entitled to receive (i) any unreimbursed business expenses, (ii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination, and (iii) three month's base salary in effect on the date of termination.

        Mr. Wiederhorn will also be entitled (i) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans payment being made at the time payments would normally be made under such plans; (ii) any other amounts or benefits due Mr. Wiederhorn under the then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice); (iii) one year of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, measured from the date of termination of employment and not credited to the extent that Mr. Wiederhorn is otherwise entitled to such credit during such one year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Mr. Wiederhorn); (iv) one year of the maximum Company contribution (assuming Mr. Wiederhorn deferred the maximum amount and continued to earn his then current salary) measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (v) continued medical coverage for Mr. Wiederhorn, his spouse and dependents for one year.

        If termination is the result of an Executive's death, the Company will pay to the Executive's spouse (or his estate), an amount equal to (i) any earned but not yet paid compensation, (ii) in the case of Mr. Rosen the $1.1 million deferred compensation, (iii) accelerated full vesting under all outstanding equity-based and long term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans, (iv) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (v) payment on a monthly basis of six months of base salary to the Executive's spouse or dependents and (vi) continued medical coverage for the Executive's spouse and dependents for up to one year. In addition, the Executive will receive accelerated full vesting under all outstanding equity-based and long-term incentive plans.

        If an Executive's employment is terminated by reason of disability, the Executive will be entitled to receive payments and benefits to which his representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company. If the Executive is terminated by the Company with Cause or the Executive terminates his employment without Good Reason outside of the Change in Control Protection Period, the Executive will be entitled to receive only his base salary through the date of termination and any unreimbursed business expenses.

        The employment agreements also provide for the Company to make full recourse, secured loans to each Executive up to approximately $850,000 for Mr. Wiederhorn and $843,000 for Mr. Rosen for the purchase of Common Stock by such Executives. The loans were made prior to the passage of the Sarbanes-Oxley Act of 2002 and bear interest at the prime rate. Interest is not paid in cash but payable in kind on an annual basis (i.e., compounded annually). As of December 31, 2002, the Company had offset deferred compensation owed to Mr. Rosen in payment in full of the outstanding loans to Mr. Rosen. Mr. Wiederhorn's loans become due and payable six months after the date of termination of employment. At December 31, 2002, the Company's outstanding loans to Mr. Wiederhorn were in the amount of $918,000, including accrued interest. The Company is not obligated to make additional advances on loans under the employment agreements. The loans are described in more detail in "Certain Relationships and Related Transactions—Stock Purchase Loans to Officers."

  Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors of the Company administers the executive compensation programs of the Company. The Compensation Committee consists of Don H. Coleman, David Dale-Johnson and K. Kenneth Kotler, three non-employee directors. All actions of the Compensation Committee pertaining to executive compensation are submitted to the Board of Directors for approval.

        The Company's executive compensation program is designed to attract, retain, and motivate high caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing "pay for performance" by having a portion of the executive's compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company's executive compensation program are base salary, bonus, and stock options. In addition, the Company recognizes individual contributions as well as overall business results, using a discretionary bonus program.

        Base Salary.    Base salaries for the Company's executives are intended to reflect the scope of each executive's responsibilities, the success of the Company, and contributions of each executive to that success. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or market data, industry trends or internal fairness within the Company.

        Bonuses.    The Company paid annual bonuses in 2002. The Committee determined the amount of the annual discretionary and other bonuses paid by the Company.

        Stock Option Plan.    At its initial public offering in April 1998, the Company adopted the Stock Plan. The purpose of the Stock Plan is to enable the Company to attract, retain and motivate key employees and directors by providing them with equity participation in the Company. Accordingly, the Stock Plan permits the Company to grant stock options, restricted stock and stock appreciation rights (collectively "Awards") to employees, directors, consultants, and vendors of the Company and subsidiaries of the Company. The Board of Directors has delegated administration of the Stock Plan to the Compensation Committee.

        Under the Stock Plan, the Compensation Committee may grant stock options with an exercise price not less than the fair market value of the shares covered by the option on the date the option is granted. The Compensation Committee may also grant Awards of restricted shares of Common Stock. Each restricted stock Award would specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). The Compensation Committee may also grant Awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from the Company, in cash or Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of Common Stock over a specified price fixed by the Compensation Committee in the Award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the Compensation Committee will not be less than the fair market value of shares of Common Stock at the date the stock appreciation right was granted.

        In 2002, the Company issued options to purchase 50,000 shares of Common Stock to Mr. Stevenson. No other options were issued in 2002 to executive officers and employees.

        In the fourth quarter of 2000, the Company established the Trust, which purchased 525,000 shares of the Company's Common Stock from an unrelated stockholder. The Company's contribution to the Trust of approximately $1.3 million was included in the Company's compensation expenses in 2000. The Trust was established for the benefit of the Company's employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company's stockholders. In December 2002, the Trust purchased an additional 100,000 shares of the Company's Common Stock from an unrelated stockholder. Retained earnings from the Trust were used to fund the December 2002 purchase.

        Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company's employees. An employee will not have any rights with respect to any shares allocated to him unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares. Prior to the completion of the vesting period, the trustees will vote the shares ratably with ballots cast by all other stockholders. Upon the employee's completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

        As of December 31, 2002, the trustees had allocated 285,500 shares to the Company's employees or directors.

        Policy of Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to the Named Executive Officers, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance based. The Compensation Committee intends to continue to use performance-based compensation in the future, which should minimize the effect of this deduction limitation. However, the Compensation Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to stockholders, and that the loss of a tax deduction may be necessary in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations.

        CEO Compensation and President Compensation.    Mr. Wiederhorn was appointed the Company's Chief Executive Officer at its formation and Mr. Rosen was appointed as its President in December 2002. Mr. Mendelsohn served as the Company's President until August 2002. The base salary for each of these officers for 2002 was determined by the Compensation Committee and is set forth in their employment agreements, which are described under "Employment Agreements."

                      COMPENSATION COMMITTEE
                      Don H. Coleman
                      David Dale-Johnson
                      K. Kenneth Kotler

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for fiscal year ended December 31, 2002, which includes the balance sheets of the Company as of December 31, 2002 and 2001, and the related consolidated statement of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002 and the notes thereto.

        The Audit Committee currently consists of Don H. Coleman, David Dale-Johnson, K. Kenneth Kotler, Christopher T. DeWolfe and M. Ray Mathis, each of whom are independent as defined by the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which was attached as Appendix A to the Company's proxy statement for its 2002 Annual Meeting of Stockholders. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants. In light of recent marketplace concerns relating to corporate governance matters and congressional and regulatory review of appropriate corporate governance, the management of the Company is in the process of reviewing matters relating to corporate governance, including ensuring that the Audit Committee and its Charter are in accordance with best practices.

        Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, including the effectiveness of the design and operation of the Company's disclosure controls and procedures and the Company's internal controls.

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

        The Audit Committee has also discussed with Ernst & Young LLP, the Company's independent auditors, matters relating to the auditors' judgments about the quality, as well as the acceptability, of the Company's accounting principles, as applied in its financial reporting as required by Statement of Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company, as well as the matters in the written disclosures received from its independent auditors and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

        Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that its audited financial statements be included in the Company's Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE:
Don H. Coleman
David Dale-Johnson
K. Kenneth Kotler
Christopher T. DeWolfe
M. Ray Mathis

PERFORMANCE GRAPH

        The following performance graph covers the period beginning December 31, 1998 through December 31, 2002. The graph compares the return on the Company's Common Stock to the Standard & Poor's 500 Stock Index ("S&P 500") and a peer group of companies ("PGI").

	1998 Measurement Period(1)(2)
	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002
Company	$100.00	$69.39	$77.69	$113.90	$195.23
PGI(3)	$100.00	$72.85	$53.83	$65.73	$46.34
S&P 500	$100.00	$119.53	$107.41	$93.40	$71.57

(1)
Assumes all distributions to stockholders are reinvested on the payment dates.

(2)
Assumes $100 invested on December 31, 1998 in the Company's Common Stock, the S&P 500 and the PGI.

(3)
The companies included in the PGI are FirstCity Financial; DVI Inc.; FINOVA Group, Inc.; MCG Capital Corp.; and New Valley Corp.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholder Put Option

        On March 6, 2002, we purchased a total of 713,043 shares of Common Stock from entities affiliated with Jordan D. Schnitzer, a former member of our Board of Directors ("Schnitzer Entities"). The shares were purchased in exchange for a 46.60% participation interest in the unpaid principal balance (as of December 31, 2001) of the French American International School Loan (the "FAS Loan"), which was held by us. The parties valued the transaction at approximately $2.2 million, or $3.05 per share. On March 6, 2002, the closing price of our Common Stock as listed on NASDAQ was $2.57 per share. The $0.4 million difference between the $2.57 per share closing price of the Common Stock and the carrying value of the 46.60% interest in the FAS Loan was included in our Statement of Operations as a reduction in gains on sale of loans and securities. On April 2, 2002, the FAS Loan receivable, with a carrying value (net of the 46.6% participation agreement with Mr. Schnitzer) of $2.5 million, was paid in full by the borrower. Net proceeds from the repayment totaled $2.6 million.

        We also granted an option (the "Schnitzer Put Option") to the Schnitzer Entities, which entitled the Schnitzer Entities to require us to purchase an additional 713,042 shares of Common Stock for $3.05 per share, less any dividends paid by us on the shares between March 6, 2002 and the option closing date, plus interest accrued on the net option price at a rate equal to 10.00% per annum.

        The Schnitzer Entities exercised the Schnitzer Put Option on September 12, 2002. Prior to the exercise, we had assigned our obligation to purchase 544,932 shares to certain third parties, including Donald Berchtold, an officer of the Company and the father-in-law of Mr. Wiederhorn. Mr. Berchtold agreed to purchase 7,000 shares for his own account, and 31,099 shares as custodian for certain minor children, including Mr. Wiederhorn's minor children. All of the other assignments were to non-affiliated assignees. We purchased the remaining 168,110 shares under the Schnitzer Put Option for an aggregate of $0.5 million. Of this amount, $0.4 million (representing the market price of the shares as quoted on NASDAQ on the grant date) was recorded as treasury stock, and the remaining $0.1 million was recorded as a charge to earnings during the nine months ended September 30, 2002.

Schnitzer/Borst Stockholder Property Option

        On March 6, 2002, we also granted an option (the "Schnitzer/Borst Stockholder Property Option") to Jordan D. Schnitzer (a former member of the Company's Board of Directors) and Edward P. Borst (collectively the "Schnitzer/Borst Stockholder"), which entitled the Schnitzer/Borst Stockholder to require us to purchase an additional 727,235 shares of Common Stock for $0.3 million in cash, plus delivery of our interest in approximately 10.9 acres of land in Wilsonville, Oregon, less any dividends paid by on the shares between March 6, 2002 and the option closing date. At the same time, we also received an option (the "Company Property Option") from the Schnitzer/Borst Stockholder, which entitled us to require the Schnitzer/Borst Stockholder to purchase our interest in approximately 10.9 acres of land in Wilsonville, Oregon, subject to certain conditions, for $1.9 million, plus any cash dividends paid on 623,265 shares of Common Stock owned by the Schnitzer/Borst Stockholder.

        On July 17, 2002, the Company and the Schnitzer/Borst Stockholder terminated the Company Property Option and amended the Schnitzer/Borst Stockholder Property Option to (i) cancel the option agreement with respect to 484,235 shares of Common Stock and (ii) assign the Company's obligation to purchase the remaining 243,000 shares to certain third parties. One of those third parties was Donald Berchtold, an officer of the Company and the father-in-law of Mr. Wiederhorn, who agreed to accept the Company's obligation to purchase 40,000 of the shares from the Schnitzer/Borst Stockholder. As a result of the assignment and cancellation, the Schnitzer/Borst Stockholder Property Option had no effect on the earnings or equity of the Company.

Mendelsohn Put Option

        On August 8, 2002, we entered into an agreement (the "Assignment"), effective July 31, 2002, in which we accepted the assignment of the obligations of Mr. Wiederhorn granted to Mr. Mendelsohn and other related stockholders for whom Mr. Mendelsohn was serving as agent (collectively, the "Mendelsohn Stockholders") pursuant to a Stock Option and Voting Agreement dated October 16, 2001. At the time of the Assignment, Mr. Mendelsohn was the President and a member of the Board of Directors of the Company. Mr. Mendelsohn resigned from the Company on August 30, 2002.

        Under the Assignment, the Mendelsohn Stockholders had the option (the "Mendelsohn Put Option") to require us to purchase up to 1,044,760 shares of Common Stock (the "Mendelsohn Option Shares") at a price per share equal to eighty percent (80%) of the book value per share of the Company as of the end of the most recent calendar month preceding the delivery of the exercise notice.

        The Mendelsohn Stockholders exercised their right to require us to purchase the Mendelsohn Option Shares on December 24, 2002. We determined the option price to be $4.02 per share and the closing date was February 7, 2003. We paid one third of the purchase price for the shares purchased under the Stock Option and Voting Agreement in cash to the Mendelsohn Stockholders at closing. We paid the remaining purchase price with a promissory note which matures 11 months following the closing date and which bears interest at 0% for the first 90 days and 12% per annum thereafter. The note may be prepaid at any time without penalty or premium.

        The Assignment and the subsequent exercise of the Mendelsohn Put Option resulted in the Company recording a $4.2 million liability for the obligation to purchase treasury stock at December 31, 2002. Of this amount, $3.1 million, which represents the amount that was recorded as treasury stock upon the closing, was deducted from Stockholders' Equity. The remaining $1.1 million, representing the difference between the strike price of the Mendelsohn Option Shares and the quoted price of the Mendelsohn Option Shares on NASDAQ on the Assignment's effective date, was recorded as a charge to earnings.

Stock Purchase Loans to Officers

        The Company has employment agreements with Mr. Wiederhorn and Mr. Rosen, which allowed these executives to borrow a specified maximum amount from us to purchase shares of Common Stock. We granted loans to Mr. Wiederhorn and Mr. Rosen prior to the passage of the Sarbanes-Oxley Act of 2002. These loans are full recourse, secured loans bearing interest at the prime rate. At December 31, 2002, in addition to the $2 million loan to Mr. Wiederhorn described in "—Loan to Executive Officer" below, we had outstanding stock purchase loans to Mr. Wiederhorn, including accrued interest, of approximately $918,000.    The loans to Mr. Rosen were paid off before year end. The Company is not obligated to make additional advances on loans under the employment agreements. The loans are described as follows:

        Andrew Wiederhorn.    On February 21, 2002, we loaned Mr. Wiederhorn $175,000 to finance the purchase of Common Stock. This loan is fully recourse to Mr. Wiederhorn and is secured by all of Mr. Wiederhorn's rights under his employment agreement. We are entitled to net amounts payable under the employment agreement against any amounts payable by Mr. Wiederhorn upon any default or at maturity of the loan. At Mr. Wiederhorn's direction (in accordance with the terms of his employment agreement), on February 21, 2002, we loaned a limited partnership controlled by Mr. Wiederhorn's spouse (the "LP") $687,000 to finance the purchase of Common Stock. The loan is secured by the membership interests of two limited liability companies owned by the LP. The limited liability companies each own a parcel of real property in Oregon and have no liabilities. At the time of the loan, the real property had an appraised value of $725,000. The loan is also guaranteed by Mr. Wiederhorn. The Common Stock purchased with the proceeds of these loans does not serve as security for the loans. The loans are due on February 21, 2007, and bear interest at the prime rate, as published in the Wall Street Journal, which interest is added to the principal annually.

        Robert G. Rosen.    On December 27, 1999, we loaned Mr. Rosen $47,868 to finance the purchase of Common Stock. In September 2000, we loaned Mr. Rosen $798,000 to finance the purchase of Common Stock. These loans were fully recourse to Mr. Rosen and were secured by all of Mr. Rosen's rights under his employment agreement. We were entitled to net amounts payable by us under the employment agreement against any amounts payable by Mr. Rosen upon any default or at maturity of the loans. As additional security for the payment of all amounts due under the loans, Mr. Rosen agreed (i) to deliver annual financial statements of his financial condition to us during the period that the loans remained outstanding, (ii) that he would not create or incur any liens upon the whole or any part of his present of future assets without our prior written consent, and (iii) to deliver all of his shares of our stock to us, as custodian pursuant to the terms of a custody agreement. The loans bore interest at the prime rate, which was added to the principal balance annually. The Company offset $831,000 of deferred compensation to Mr. Rosen as payment in full of these loans in December 2002.

        Further information on these loans to executives is included in our proxy statement for our 2002 Annual Meeting of Stockholders and prior years and these executives' employment agreements have been previously filed with the SEC.

Loan to Executive Officer

        Prior to the passage of the Sarbanes-Oxley Act of 2002, we loaned Mr. Wiederhorn $2.0 million. This loan is fully recourse to Mr. Wiederhorn and his spouse and is secured by trust deeds on two residences located in Oregon. The loan is due on August 1, 2007 and bears interest at 8.5% per annum, payable monthly. The Board of Directors (with Mr. Wiederhorn abstaining) concluded that the terms of the loan were at least as favorable to the Company as would be available in an arms length, third party transaction and approved the loan on July 9, 2002.

Fog Cutter Long-Term Vesting Trust

        In the fourth quarter of 2000, we established the Trust which purchased 525,000 shares of Common Stock from an unrelated stockholder. Our contribution to the Trust of approximately $1.3 million was included in our compensation expense for the year ended December 31, 2000. The Trust was established for the benefit of our employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and our stockholders. In December 2002, using the retained earnings on trust assets, the Trust purchased an additional 100,000 shares of Common Stock in the open market.

        Andrew Wiederhorn, David Dale-Johnson and Don H. Coleman are the trustees for the Trust. Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to our employees. An employee shall not have any rights with respect to any shares allocated to him unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares. Prior to the completion of the vesting period, the trustees will vote the shares ratably with ballots cast by all other stockholders. Upon the employee's completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

        As of December 31, 2002, the trustees had allocated 285,500 shares to our employees and directors.

Business Use of Private Aircraft

        During 2002, we paid $74,500 to Peninsula Capital Partners LLC ("Peninsula Capital"), an entity owned by Mr. Wiederhorn, for the Company's business use of certain private aircraft. The Board of Directors is aware of the relationship and approved the fees for the use of the aircraft. The fee paid is a reimbursement of costs to Peninsula Capital for the Company's use of the aircraft.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires a company's directors and executive officers and beneficial owners of more than 10% of the common stock of such company to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the company's securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, all of the Company's directors and officers timely furnished reports on Forms 3, 4 and 5 during the fiscal year ended December 31, 2002 and all prior years, except as described in the Company's Form 10-K for the fiscal year ended December 31, 2002.

PROPOSALS OF STOCKHOLDERS

        Stockholders wishing to include proposals in the proxy material in relation to our 2004 Annual Meeting of Stockholders must submit the proposals in writing so as to be received by the Secretary at the principal executive offices of the Company at 1410 SW Jefferson Street, Portland, OR 97201-2548, no later than the close of business on December 31, 2003. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals. If the Company is not notified of an intent to present a proposal at our 2004 Annual Meeting of Stockholders by March 31, 2004, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials.

OTHER BUSINESS

        The Board of Directors of the Company is not aware of any other matters to come before the Annual Meeting. If any other matter should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

        A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 2002, NOT INCLUDING EXHIBITS, CONTAINING INFORMATION ON OPERATIONS AND THE COMPANY'S FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, ACCOMPANIES THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST WITHOUT CHARGE FOR REQUESTORS WHO INCLUDE IN THEIR WRITTEN REQUEST A GOOD FAITH REPRESENTATION THAT, AS OF APRIL 17, 2003, SUCH REQUESTOR WAS A BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK. PLEASE WRITE TO:

FOG CUTTER CAPITAL GROUP INC.
1410 SW JEFFERSON STREET
PORTLAND, OR 97201-2548
ATTENTION: R. SCOTT STEVENSON

        Copies may also be obtained without charge through the Securities and Exchange Commission's World Wide Web site at http://www.sec.gov.

By order of the Board of Directors
/s/ Andrew A. Wiederhorn
Andrew A. Wiederhorn Chairman and Chief Executive Officer

Portland, Oregon
April 30, 2003

Fog Cutter Capital Group Inc.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        This proxy is solicited on behalf of the Board of Directors of Fog Cutter Capital Group Inc. for the Annual Meeting of Stockholders to be held on May 28, 2003. The undersigned appoints Andrew A. Wiederhorn and Donald Berchtold, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Fog Cutter Capital Group Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 28, 2003, and at any adjournment or postponement thereof as indicated on the reverse side.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted FOR proposals 1 and 2.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope	/x/ Votes must be indicated (X) in Black or Blue ink.	Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.	ELECTION OF DIRECTORS
		FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐
Nominees: Andrew A. Wiederhorn, Robert G. Rosen, Christopher T. DeWolfe, Don H. Coleman, David Dale-Johnson, K. Kenneth Kotler and M. Ray Mathis.
(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

2.	PROPOSAL TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	In their discretion upon such other matters as may properly come before the meeting.
Stockholder sign here	Date

Co-Owner sign here	Date

QuickLinks

NOTICE OF ANNUAL MEETING
FOG CUTTER CAPITAL GROUP INC. 1410 SW JEFFERSON STREET PORTLAND, OR 97201-2548
ANNUAL MEETING AND PROXY SOLICITATION INFORMATION
VOTING SECURITIES AND PRINCIPAL HOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT ACCOUNTANTS
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS OF STOCKHOLDERS
OTHER BUSINESS
FOG CUTTER CAPITAL GROUP INC. 1410 SW JEFFERSON STREET PORTLAND, OR 97201-2548 ATTENTION: R. SCOTT STEVENSON
Fog Cutter Capital Group Inc. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS